Exhibit 10.54

M E M O R A N D U M

TO:	Dr. Lynn Simon, President, Clinical Operations & CMO

FROM:	Wayne T. Smith, Chairman & Chief Executive Officer

CC:	Ron Shafer, SVP, Human Resources

DATE:	December 12, 2017

SUBJECT:	Executive Deferred Compensation Award – CHSPSC, LLC Franklin Corporate Office

Effective January 2018, we are pleased to announce a special one-time Executive Deferred Compensation Award which has been designed to retain key talent within the organization and to further enhance your current compensation portfolio.    Subject to the conditions outlined below, the Award will be divided into two installment payments, with 40% of the award distributed eighteen months after the date of issuance and the remaining 60% to be distributed 36 months following the original issuance date. [Example, if the Executive Deferred Compensation Award is $100,000, the employee will receive $40,000 following 18 months of the original award date and the remaining $60,000 following 36 months of the original award date.] This discretionary award will be in monetary form that is not subject to market fluctuations and that you can choose to spend or invest at your discretion.

Your exceptional leadership and continued dedication are critical to the success of the organization and are recognized by your eligibility for this unique award. If you have any questions, please contact Ron Shafer or Leanne Reeves in the Corporate Human Resources Department.

Your 2018 Executive Deferred Cash Award

Employee Name:	Dr. Lynn Simon
Job Title:	President, Clinical Operations & CMO
2018 Deferred Compensation Award Amount:	$1,200,000
2018 Award Date:	January 1, 2018
1st Installment (40%) Issuance Date:	July 2019 / $480,000
2nd Installment (60%) Issuance Date:	January 2021 / $720,000

Award Eligibility

In order to be eligible for each installment payment from the Executive Deferred Compensation Award, you must have been employed as a full-time employee of CHSPSC or an affiliated facility on the installment issuance date (18 and/or 36 months post original issuance date as outlined above). Each payment will be made as soon as administratively possible following each installment date and will be subject to applicable taxes.

Change in Status/Position/Location

This special one-time award is based on your current position. If your position (other than a promotion within CHSPSC) and/or location change (other than one made by CHSPSC) subsequent to this notification, award amounts will be forfeited.

Agreement of Duties of: Loyalty, Non Competition & Non Solicitation

As an executive, you will learn non-public, proprietary information, such as business plans, medical information, referral sources, services, processes, contracts, marketing, finances, pricing and compensation of CHSPSC and its affiliated entities (CHS). As a condition of accepting this Award, you agree to work solely for CHS’ benefit. You may only use CHS proprietary information for CHS duties. And you agree to inform competing entities of your duties to CHS and to report in writing to your supervisor and to Compliance any business arrangement that might limit your duties to CHS in any way. After your employment ends, regardless of the reason, you agree to not directly or indirectly: (1) compete within 50 miles of the principal physical location of a CHS entity for one uninterrupted year and (2) not to solicit CHS employees that were employed by CHS during your CHS employ, anywhere. CHSPSC may enforce this agreement, by injunctive relief due to irreparable harm that a breach would cause, and otherwise and including the recovery of its attorney’s fees in doing so. This agreement is assignable by CHS upon written notice to you.

ACCEPTED:

/s/ Dr. Lynn Simon 12/12/17
Dr. Lynn Simon Date

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